Independence Capital Management, Inc.

CODE OF ETHICS

Rule 204A-1 under the Investment Advisers Act of 1940 provides that an Adviser must adopt and enforce a code of ethics (Code) applicable to their supervised persons. The rule prohibits access persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of the Adviser, including mutual funds.

The rule is designed to require the Adviser to adopt procedures that will foster the detection and prevention of access persons from engaging in the fraudulent activities prescribed by the rule and prevent violations of the Code. ICMI has adopted a policy and procedures to comply with the Rule 204A-1 requirements with respect to the personal trading activities of persons deemed to be “access persons.”

ICMI (Adviser) is confident that its Directors, Officers, and other personnel act with integrity and good faith. The Adviser recognizes, however, that personal interests may conflict with the Fund’s interests when its Directors, Officers and other personnel: know about present or future Fund portfolio transactions; have the power to influence Fund portfolio transactions; and, engage in securities transactions for their personal account(s).

In the interest of preventing conflicts of interest, and in accordance with Rule 17j-1(b)(1) under the Investment Company Act of 1940, the Adviser has adopted a Code of Ethics to prohibit transactions that create, may create, or may appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.

About this Code of Ethics

What does the Code do?

The Code sets forth specific prohibitions regarding securities transactions (including the writing of an option to purchase or sell a security). The Code sets forth, in Appendix B, requirements regarding the reporting by access persons of personal securities transactions and the reporting of securities beneficially owned.

Who is covered by the Code?

Directors and Officers of the Adviser and employees of the Adviser

Reading the Code.

Words appearing in the Code which are underlined are defined below (Definitions). The word “you” refers to persons who are covered by the Code.

Statement of General Principles

In recognition of the trust and confidence placed in the Adviser by the Fund, and because the Adviser believes that its operations should benefit the Fund’s shareholders, the Adviser has adopted the following general principles: The interests of Fund shareholders are paramount; Shareholder interests must be placed before your own; You must accomplish all personal securities transactions in a manner that avoids conflict between your personal interests and those of the Fund and its shareholders; and, You must avoid actions or activities that allow (or appear to allow) you or your family to profit or benefit from your position with the Adviser, or that bring into question your independence or judgment.

General Prohibitions Mandated by Law

You may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Fund: Employ any device, scheme or artifice to defraud the Fund; Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund; or Engage in any manipulative practice with respect to the Fund.

Prohibition Against Market Timing

Access persons are strictly prohibited from engaging in market timing activities with respect to Fund Shares. Generally, “market timing” is the practice of exploiting inefficiencies in the way mutual funds value their portfolio securities. It often is characterized as a purchase of shares on day one followed by redemption of shares on day two. While this is true in many cases, a mutual fund can be “timed” even if several days, even weeks, pass between a purchase and redemption.

This Code contains procedures reasonably designed to prevent access persons from engaging in market timing with respect to Fund Shares. Specifically, access persons are required to obtain prior clearance before they engage in any Transaction Directly or Indirectly Involving the Purchase or Sale of Fund Shares. In addition, such Transactions and holdings of Fund Shares must be reported to the Code Administrator in accordance with Appendix B to this Code.

Access persons also are strongly discouraged from engaging in market timing activities with respect to other mutual funds (unless the fund is specifically designed to accommodate market timing strategies). In addition to facing severe personal penalties, the access person’s activities could tarnish the reputation of the Fund, its Adviser and Penn Mutual, the Adviser’s parent company. Under such circumstances, appropriate disciplinary action will be taken.

Pre-clearance of Personal Transactions Directly or Indirectly Involving the Purchase or Sale of Fund Shares

Access persons shall obtain prior clearance from the Code Administrator before engaging in any Transaction Directly or Indirectly Involving the Purchase or Sale of Fund Shares. Prior clearance is not required for any such Transaction if: the Transaction is effected in any account over which the access person has no direct or indirect influence or control; the Transaction is non-volitional; the Transaction is part of an automatic dividend reinvestment plan; or, the Transaction is effected pursuant to an automatic investment plan, except that the access person shall request prior clearance for any change in the timing of investments made pursuant to such a plan.

In determining whether to grant prior clearance, the Code Administrator shall ensure, to his or her satisfaction that the Transaction Directly or Indirectly Involving the Purchase or Sale of Fund Shares is not being made for the purpose of market timing. In making this determination, the Code Administrator may consider, among other factors: whether the Transaction is consistent with any stated market timing policy or procedure, including those: (a) in the case of a variable insurance product, disclosed in the applicable contract and/or prospectus or other offering document; and (b) in the case of retirement-type plans, disclosed in plan documents that are required to be delivered to plan participants; the access person’s history of Transactions Directly or Indirectly Involving the Purchase or Sale of Fund Shares for the three month period immediately preceding the date of the request for prior clearance; the types of securities in which the Fund invests and whether that particular Fund is more likely than others to be susceptible to market timing activity (e.g., Funds that invest significant portions of their assets in securities that trade in foreign markets, high yield bonds or small-cap securities); whether there has been an event that could call into question the reliability of the prices used by the Fund to value its portfolio securities (e.g., in the case of a Fund investing a significant portion of its assets in securities that trade in foreign markets, a significant increase or decrease in one or more indices that track U.S. securities markets); the time of day the request for prior clearance is submitted to the Compliance Administrator; and, in the case of requests for prior clearance submitted by investment personnel, whether the Transaction is being made on the basis of the investment personnel’s knowledge of the Fund’s portfolio holdings or portfolio transactions.

Requests for prior clearance may be made to the Code Administrator in person, or by telephone or electronic mail. The Code Administrator shall record the request. The request shall identify the Fund(s) and the amount of the Transaction. The Code Administrator shall inform the access person whether the prior clearance request was granted or denied. The determination of the Code Administrator to deny prior clearance shall be conclusive and binding. If prior clearance is granted, it shall remain in effect only for the day on which it was granted. If prior clearance for a Transaction has been denied and the access person continues to desire to engage in that same Transaction, the access person shall submit a request for prior clearance on the following business day (or such other business day of the access person’s choosing).

Pre-clearance of Personal Securities Transactions of Investment Personnel

Investment personnel shall obtain prior clearance from the Code Administrator before directly or indirectly purchasing or selling any security for an account in which they have (or by reason of such transaction will acquire) beneficial ownership or which they control; except prior clearance is not required for any of the following securities transactions:

Purchase or sale of a security effected in any account over which investment personnel have no direct or indirect influence or control; Purchase or sale of a security which is non-volitional; Purchase of a security which is part of an automatic dividend reinvestment plan; Purchase of a security effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and, Purchase or sale of a security, if the security may not, as a matter of current operating policy, be considered for purchase for a Fund portfolio with respect to which you serve as investment personnel, and the security is not owned in the portfolio. Requests for pre-clearance may be made to the Code Administrator by telephone or electronic mail. The request shall identify the security and state the principal amount or number of shares of the security proposed to be purchased or sold. The Code Administrator shall record the request.

The Code Administrator shall have access to each portfolio of the Fund a list of all securities that the Adviser has purchased or sold within the last seven calendar days and all securities the Adviser is actively considering for purchase or sale within the next seven calendar days (Securities List). If the security for which pre-clearance has been requested (or a related security) is included on the Securities List (for the portfolio that the requestor serves as investment personnel), the Code Administrator shall inform the person requesting pre-clearance that he or she may not purchase or sell the security for a personal account. If the security for which pre-clearance has been requested (or related security) is not included in the Securities List (for the portfolio that the requestor serves as investment personnel), the Code Administrator shall contact the portfolio manager of the portfolios of the Fund and ask the portfolio manager to update the Securities List. If, after the updating of the Securities List, the security for which pre-clearance has been requested (or a related security) is included in the Securities List, the Code Administrator shall inform the person requesting pre-clearance that he or she may not purchase or sell the security for a personal account. If, after the updating of the Securities List, the security for which pre-clearance has been requested (or a related security) is not included in the Securities List (for the portfolio that the requestor serves as investment personnel), the Compliance Administrator shall notify the person requesting pre-clearance that he or she may purchase the security for a personal account. The Code Administrator shall document the pre-clearance request. The pre-clearance shall remain in effect for the remainder of the day in which it was granted. The portfolio managers of the Adviser shall be responsible for maintaining the Securities List on a current basis. Investment Personnel must obtain prior clearance from the Code Administrator before directly or indirectly purchasing any security offered in a private placement for an account in which they have (or by reason of such transaction will acquire) any beneficial ownership or which they control. The Code Administrator shall not pre-clear the proposed purchase of such security if, among other factors, the investment opportunity should be reserved for the Fund or if the opportunity is being offered to the individual by virtue of his or her position with the Adviser or any affiliate of the Adviser. Investment personnel who receive pre-clearance to purchase such security must agree to disclose the investment when they play a part in any subsequent consideration by the Adviser of an investment in the issuer of the security for the Fund. Information disclosed in connection with subsequent consideration of an investment in the issuer of the security shall be independently reviewed by investment personnel with no personal interest in the issuer.

Ban on Short-Term Trading by Investment Personnel

Investment personnel may not profit from the purchase and sale, or sale and purchase, of a security within 60 days, except from: Purchase and sale, or sale and purchase, of a security listed on a national securities exchange or the NASDAQ National Market and average daily trading of which was at least 4,000,000 shares during the past 90 days (or the period of time the security has so traded, if shorter); Purchase and sale, or sale and purchase, of a security effected in any account over which the investment personnel has no direct or indirect influence or control; Purchase and sale, or sale and purchase, of a security which is non-volitional; and, Purchase and sale, or sale and purchase, of a security, if the security may not, as a matter of current operating policy, be considered for purchase for a Fund portfolio with respect to which you serve as investment personnel, and the security is not owned in the portfolio.

Ban on Purchase by Investment Personnel of Securities Offered in Initial Public Offering

Investment personnel may not acquire any security as a part of an initial public offering by the issuer.

Ban on Short Sales

Investment Personnel may not sell short any security which is owned by a Fund with respect to which you serve as investment personnel, except that short sales may be made “against the box” for tax purposes. A short sale “against the box” is one in which the seller owns an amount of securities equivalent to the number he or she sells short.

Limits on Accepting or Receiving Gifts

You may not accept or receive any gift of more than de minimis value from any person or entity in connection with the Fund’s entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the Fund.

Restriction on Purchase or Sale of Securities by Access Person

Access persons may not knowingly purchase or sell, directly or indirectly, any security in which they have (or by reason of such transaction will acquire) any beneficial ownership on the same day the same (or a related) security is being purchased or sold for any Fund portfolio, except a security may be purchased or sold in the following circumstances:

Purchase or sale of a security effected in any account over which the access person has no direct or indirect influence or control; Purchase or sale of a security which is non-volitional; Purchase of a security which is part of an automatic dividend reinvestment plan; and, Purchase of a security effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Duties and Responsibilities of the Code Administrator

The Code Administrator will create, maintain and administer the Adviser’s Securities List in accordance with Section 6 of the Code. Every effort will be made to obtain the information required for making a pre-clearance decision as soon as reasonably possible. Once the required information is obtained, the Code Administrator will make the pre-clearance decision and immediately notify the person requesting pre-clearance.

As soon as practicable after each calendar quarter, the Code Administrator will compare all personal securities transactions reported by investment personnel with the Pre-clearance Request Forms executed during the quarter and with the transactions of the relevant Fund portfolio executed during the quarter and during the 10 days before and after the quarter. If the Compliance Administrator determines that a person has violated the Code, the Compliance Administrator will, as soon as practicable, obtain a statement from the person and provide the President of the Adviser with all relevant information regarding the violation. As soon as practicable after each calendar quarter, the Code Administrator will prepare a list of all purchases and sales of securities by access persons that are made within 15 days before or after the same (or related) securities are purchased or sold by portfolios of the Fund (the “Monitoring List”) during the quarter. The Monitoring List will be created, if applicable, and will show the date of the transaction, the name of the security, type of transaction (purchase, sale, other) and the number of shares and price per share, or dollar amount, of the security, for each access person and each Fund portfolio. With respect to the purchase or sale of a security by investment personnel that occurred within seven calendar days of the purchase or sale of the same (or related) security by a Fund portfolio (with respect to which the person serves as investment personnel), the Code Administrator will include in the Monitoring List the reason(s) provided by the portfolio manager as to why the security was not on the Adviser’s Securities List at the time of the transaction by the investment personnel. The Code Administrator will provide the results of the Monitoring List to the Board of Directors of the Adviser and counsel to the Adviser for general informational purposes.

The Code Administrator will report his or her personal securities transactions on a quarterly basis to the alternate Compliance Administrator appointed by the Board of Directors of the Adviser.

Sanctions

The President will impose upon each person who violates the Code such sanctions that the President deems appropriate. The Compliance Administrator will report the violation and the sanction imposed to the Fund’s Board of Directors at the next regularly scheduled board meeting unless, in the sole discretion of the President, circumstances warrant an earlier report.

Interrelationship with the Adviser’s and the Fund’s Codes of Ethics

A person who is both an Officer and/or Director of the Fund, and an Officer, Director and/or employee of the Adviser, is only required to report securities transactions under this Code.

Documents and Information Provided by the Adviser to the Fund

The Code Administrator shall submit to the Board of Directors of the Fund a copy of this Code upon request. The Code Administrator will promptly report to the Fund in writing any material amendments to this Code and immediately furnish to the Fund, without request, information regarding any material violation of this Code by any person.

No less frequently than annually, the Code Administrator will furnish to the Fund’s Board of Directors a written report that (a) describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations and (b) certifies that the Fund and the Adviser have adopted procedures reasonably necessary to prevent access persons from violating the Code; and promptly furnish to the Fund, upon request, copies of any reports made under this Code by any person who is also covered by the Fund’s Code of Ethics.

Recordkeeping

The Adviser will maintain records as set forth below. These records will be maintained in accordance with Rule 31a-2 under the 1940 Act and the following requirements: A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place; A list of all persons who are, or within the past five years have been, required to submit reports under this Code will be maintained in an easily accessible place; A copy of each quarterly transaction report made by each access person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; A copy of each pre-clearance request form completed by the Code Administrator will be preserved for a period of not less than five years from the end of the fiscal year in which it was made the first two years, in an easily accessible place; A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred; and, A copy of each annual report to the Board will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Miscellaneous

All personal securities transactions reports and any other information filed under this Code will be treated as confidential. The Code Administrator may from time to time adopt such interpretations of this Code as he or she deems reasonable and appropriate, consistent with all applicable laws and regulations. The Code Administrator will report to the Board of Directors of the Adviser periodically as to the operation of this Code and will address in any such report the need (if any) for material changes or modifications to this Code.

DEFINITIONS

Access person includes any (i) Director or Officer of the Adviser or the Fund, (ii) any employee of the Adviser or the Fund (or of any company in a control relationship to the Adviser or the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund, or whose functions relate to the making of any recommendations regarding the purchase or sale of securities by the Fund, and (iii) any natural person in a control relationship to the Adviser or the Fund, or whose functions relate to the making of any recommendations to the Fund regarding the purchase or sale of securities.

Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934. You should generally consider yourself the “beneficial owner” of any securities (including Fund Shares) in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of securities (including Fund Shares) held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Compliance Administrator is the person that is appointed by the Board of Directors of the Adviser to serves as compliance administrator of this Code of Ethics and such other person or persons appointed by the Board to serve as an alternate Compliance Administrator of this Code of Ethics in the absence of the regular Compliance Administrator or when necessary to assure independence in compliance administration.

Control means the same as it does in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. This presumption may be countered by the facts and circumstances of a given situation.

Employee of an entity is any person who is employed by the entity as an employee or who regularly performs services for the entity as a loaned employee provided by another entity.

Fund means: (i) Penn Series Funds, Inc.; or (ii) each separate series of Penn Series Funds, Inc.; or (iii) any other open-end management investment company (or series thereof) advised by the Adviser or any person in a control relationship with the Adviser.

Fund Shares means the securities issued by a Fund.

Investment personnel is (i) any employee of the Adviser or the Fund (or of any company in a control relationship to the Adviser or the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or (ii) any natural person who controls the Adviser or the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security or securities means the same as they do under Section 2(a)(36) of the 1940 Act, except that they do not include securities issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, and commercial paper. In addition, shares issued by registered open-end mutual funds are excluded from definition of the term security except that Fund Shares are deemed to be securities for purposes of Sections 1 through 5 and Appendix B to this Code.

A security held or to be acquired by the Fund means any security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Adviser for purchase by the Fund.

A security is being purchased or sold by the Fund from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the Fund until the program has been fully completed or terminated.

Transactions Directly or Indirectly Involving the Purchase or Sale of Fund Shares include: (i) transactions in variable annuity contracts or variable life insurance policies for which a Fund serves as an investment option; and (ii) transactions in retirement and other benefit type plans (such as 401(k) plans) for which a Fund serves as an investment option. In certain places in this Code, where the context allows, the term “Transaction” may be used instead of the term “Transaction Directly or Indirectly Involving the Purchase or Sale of Fund Shares.”

Personal Trading and Reporting Procedures

Reports Regarding Beneficial Ownership of Securities

If you have been identified as an access person, you must provide the Code Administrator with a complete listing of all securities (including Fund Shares) you directly or indirectly beneficially own as of December 31 of each year. You must submit your initial report within 10 days of the date you first become an access person, and you must submit annual reports thereafter no later than 30 days after the end of each calendar year. A form for such reporting will be provided to all access persons by the Code Administrator.

Quarterly Reporting

On a quarterly basis, you must report transactions in securities and the name and address of any broker, dealer or bank with whom you maintain any account and in which securities are held for your direct or indirect benefit. You must submit your report to the Code Administrator no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A form for such reporting will be provided to all access persons by the Code Administrator.

If you had no reportable transactions during the quarter, you are still required to submit a report. You are not required to report your transactions under the Funds Code of Ethics if you are required to report your transactions under the Adviser Code.

What Securities are Covered Under Your Quarterly Reporting Obligation?

You must report all transactions in a security in which you acquire direct or indirect beneficial ownership. This reporting obligation includes Transactions Directly or Indirectly Involving the Purchase or Sale of Funds Shares.

What Securities Transactions May Be Excluded from Your Report?

You are not required to detail or list the following securities or transactions on your report: Purchases or sales effected for any account over which you have no direct or indirect influence or control; Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchase securities issued by your employer; Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired; and, Purchases or sales which are non-volitional on the part of a person, including purchase or sales upon exercise of puts and calls written by the person and sales from a margin account to a bona fide margin call.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.